Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among SPINEZ CORP

SPINEZ ACQUISITION CORP

and DEBRIDE, INC.

Dated as of September 3, 2013

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2013 (this “Agreement"), by and among Spinez Corp., a Nevada corporation (“Parent“), Spinez Acquisition Corp., a Florida corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub“), and Debride, Inc., a Florida corporation (the “Company“).

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the Florida Business Corporation Act, as amended (the “FBCA”), and the terms and conditions set forth herein, which Merger will result in, among other things, the surviving company becoming a wholly owned subsidiary of Parent and the Company stockholders becoming stockholders of Parent;

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1
THE MERGER

    Section 1.1  The  Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation“).

    Section 1.2  Closing; Effective Time. Subject to the provisions hereof, the closing of the Merger (the “Closing“) shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth herein (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date“. At the Closing, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger or certificate of ownership (the “Certificate of Merger“) with the Secretary of State of the State of Florida , in such form as required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Florida, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time“) and shall make all other filings or recordings required under the FBCA in connection with the Merger.

    Section 1.3  Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.4  Certificate of Incorporation; Bylaws.  (a) Pursuant to the Merger, the Certificate of Incorporation of the Company shall be amended and restated immediately after the Effective Time to be in the form of the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, except that the name of the Surviving Corporation shall be Debride, Inc.

    (b) Pursuant to the Merger, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.
    Section 1.5  Directors and Officers. The persons set forth on Schedule 1.5 shall be shall be the initial directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected (with respect to such directors) or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws, as applicable.

    Section 1.6  Company Stock Options and Warrants. At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of the Company.

    Section 1.7  Adjustments to Exchange Ratios and Share Amounts.  Notwithstanding any other provision of this Agreement, the Common Exchange Ratio shall not be adjusted, without the prior written consent of the Company and Parent, provided, however, that such Common Exchange Ratio, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

    Section 2.1  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

    (a) subject to Section 2.2 each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive 1.9357 (the “Common Exchange Ratio” or the “Merger Consideration”)  validly issued, fully paid and non-assessable shares, par value $.001 per share, of Parent (the “Parent Common Stock”); provided, that in no event shall the Parent or Merger Sub issue in excess of 6,750,000 shares plus any fractional shares that have been rounded up pursuant to Section 2.5, in the aggregate, of Parent Common Stock (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock). As a result of this section, the Parent shall issue the shareholders of the Company, Parent Common Stock in the amounts set forth on Schedule A hereto.

    (b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    (c) At the Effective Time, all shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate“) that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

    Section 2.2  Surrender of Shares.  At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with its counsel to be held in trust for the benefit of holders of shares of Company Common Stock such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “Exchange Fund“). The Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of shares of Company Common Stock for the Merger Consideration and other amounts contemplated by this ARTICLE 2. Parent shall have the right to withdraw from the Exchange Fund any shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the Exchange Fund with respect to such Dissenting Shares.

    (a) Promptly after the Effective Time, but in any event no later than the fifth (5th) Business Day thereafter, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented shares of Company Common Stock, or (y) uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares“), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to its counsel or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to its counsel of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled. Payment of the Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until  surrendered  as  contemplated  by  this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a).

    (b) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares. Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

    (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate pursuant to this ARTICLE 2.

    Section 2.3  [Reserved].

    Section 2.4  Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly exercised appraisal rights in accordance with Section 607.1302 of the Florida Business Corporations Act (“FBCA”) (“Appraisal Shares”), shall be entitled to receive payment of the “fair market value” of such Appraisal Shares (determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger) held by them in accordance with the provisions of such Section 607.1302, except that all Appraisal Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Appraisal Shares under such Section 607.1302 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon Proper Delivery. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands. The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All fees and expenses of the Company relating to all negotiations, petitions and proceedings with respect to demands for appraisal rights shall be paid by Parent.

    Section 2.5  Fractional Shares. No fractional shares of Parent Common Stock will be issued by virtue of the Merger and any Company Stockholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.5 will be rounded up to the next whole share.

    Section 2.6  Performance  of  Merger  Sub.  Parent hereby unconditionally and irrevocably guarantees, and covenants and agrees with the Company, to be jointly and severally liable with Merger Sub for the due and punctual performance of each and every obligation of Merger Sub arising under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement and thereafter prior to Closing (the “Company Schedule of Exceptions“), it being understood that a disclosure in any section of the Company Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Company Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Company Schedule of Exceptions will be updated from time to time for events that occur between execution  of  this  Agreement  and  Closing  and  a  final  copy  of  the  Company  Schedule  of Exceptions will be delivered to Parent and Merger Sub prior to the Closing:

    Section 3.1  Organization  and  Qualification.  The Company is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect“ means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company that would reasonably be expected to prevent or materially delay the Company from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby;

    Section 3.2  Certificate of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of the Company and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since inception, other than those with respect to consideration and approval of the Merger and related transactions. The Certificate of Incorporation and Bylaws of the Company is in full force and effect and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

    Section 3.3  Capitalization. (a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock par value $0.001 per share (the “Company Preferred Stock”).

    (b) As of the date of this Agreement: (i) 3,487,000 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) no shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Company Common Stock issued pursuant to the Company’s 2013 Stock Incentive Plan (the “Company Stock Plan”), and (iii) no shares of Company Preferred Stock are outstanding. Unless disclosed on Section 3.3 of the Company Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a Company Stock Plan or otherwise.

    (c)  As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, and except as set forth on Section 3.3 of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities“); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

    (d) The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    (e) Except as set forth in Section 3.3(e), the Company has good title to all of its assets and properties, free and clear of all Liens.

    (f) Except as set forth in Section 3.3(f) of the Company Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or, to the Knowledge of the Company, is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

    Section 3.4  Authority.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger and, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock (the “Company Requisite Vote“), and the filing with the Secretary of State of the State of Florida of the Certificate of Merger as required by the FCBA. The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger. No other vote of the Company’s Stockholders is necessary in connection with this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

    (b)     The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (the "Company Board Approval") (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, and the Merger, (iii) determined that the terms of the Merger are fair to and in the best interests of the Company Stockholders, and (iv) authorized the submission of this Agreement to the Company Stockholders for their approval and recommended that the Company Stockholders approve this Agreement (the “Merger Recommendation“).

    Section 3.5  No  Conflict;  Required  Filings  and  Consents.  Except  as  set  forth  on Schedule 3.5(a) of the Company Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below: (a) the execution, delivery and performance of this Agreement by the Company does not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law; and, in each case, any comparable state law (“Law“) applicable to the Company or by which any of its properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Company Contract“) to which the Company is a party or by which the Company or any of their its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

    (b) The execution, delivery and performance of this Agreement by  the Company and the consummation of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for and any filings or approvals under applicable state securities laws with respect to the issuance of Parent Common Stock in connection with the Merger, (ii) the Company Requisite Vote, (iii) the filing with the Secretary of State of the State of Florida of the Certificate of Merger as required by the FBCA, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (and together with the consents, approvals and authorizations set forth on Schedule 3.5(a) of the Company Schedule of Exceptions, collectively, the “Company Required Consents”).

    Section 3.6  Compliance.

    (a) To the Knowledge of the Company, the Company is not in violation of any Law applicable to the Company or by which any of its properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) The Company, and its respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no Company Proceeding has been filed or commenced, or to the Knowledge of the Company, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected. The Company has not received any notice or communication from any Governmental Body alleging any non- compliance of the foregoing.

    (c) Neither the Company, nor, to the Company’s Knowledge, any of its officers, managers, members, directors, agents, employees or any other Persons acting on its behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

    (d) The Company has complied in all material respects with all privacy policies and guidelines relating to Personal Information. True and correct copies of all applicable privacy and security policies and guidelines of Company have been made available to Parent. The Company has made, in all material respects, all notices and disclosures to customers required by applicable Law. The Company has taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply, in all material respects, with applicable Laws. To the Knowledge of the Company, there has been no unauthorized disclosure, access to or transfer of or other misuse of that Personal Information required to be reported to any customer of Company, affected individual or Governmental Body and the Company has not been required to provide any breach notification or report any security incidents to any customer of Company, affected individual or Governmental Body as required under applicable Law. “Personal Information” means (i) any information that alone or in combination with other information held by the Company in proximity to such information can be used to specifically identify a Person; and (ii) information (other than name separated from any other information) from credit or debit cards of any Person.

    (e) The Company has all registrations, applications, licenses, requests for approvals, clearances, exemptions, permits and other regulatory authorizations ("Authorizations") from any Governmental Body required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is in compliance with all such Authorizations.

    (f) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.

    (g) The Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the financial statements dated August 31, 2013 provided to the Parent, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.6(g) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation any operating lease or capital lease, that do not exceed $25,000 in the aggregate.

    Section 3.7  Absence of Certain Changes or Events. Except as set forth on Section 3.7 of the Company Schedule of Exceptions, since June 30, 2013, until the date of this Agreement, and except as contemplated by this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, options in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to June 30, 2013; (f) any entry by the Company into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company, unless required by GAAP or applicable Law.

    Section 3.8  Absence of Litigation. Except as set forth on Section 3.8 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations (“Company Proceedings“) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any Company Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 3.9  Insurance. All material insurance policies of the Company are listed in Section 3.9 of the Company Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company and its Subsidiaries are not in breach or default, and the Company is not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

    Section 3.10  Properties.  The Company owns no real property.  Section 3.10 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company (the “Company Leased Property“). The Company has good and valid leasehold interests in all Company Leased Property. With respect to all Company Leased Property, there is not, under any of such leases, any existing default by the Company or, to the Knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or, to the Knowledge of the Company, the counterparties thereto. The Company Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

    Section 3.11  Tax  Matters.  (a) Subject to such exceptions that would not have a Company Material Adverse Effect:

    (b) The Company has timely filed all Tax Returns required to be filed by it or has timely filed appropriate extensions and each such Tax Return was complete and correct in all material respects at the time of filing.  The Company has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the financial statements  of June 30, 2013 reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.

    (c) To the Knowledge of the Company, no Tax Return of the Company is under audit or examination by any taxing authority. The Company has not received written or, to the Knowledge of the Company, verbal notice of such an audit or examination. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. The Company has not received written notice from a taxing authority in any jurisdiction in which the Company has not filed a Tax Return for any period that the Company is required to file a Tax Return in such jurisdiction.

    (d) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. The Company is not a party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes).

    (e) Neither the Company (i) has not been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return or (ii) has any liability for Taxes of another Person (other than the Company) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

    (f) No Liens for Taxes exist with respect to any assets or properties of the Company, except for statutory Liens for Taxes not yet due and Liens either not in excess of $50,000,  in  the  aggregate,  or  set  forth  on  Section  3.14(f)  of  the  Company  Schedule  of Exceptions.

    (g) The Company and has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any  other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

    (h) The Company has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and the Company has never participated in any listed transaction, as defined in Treasury Regulation Section 1.6011- 4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

    Section 3.12  Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or for which the Company may be financially liable.

    Section 3.13  Takeover   Statutes.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to the Company, including those under the FBCA, will be applicable to the Merger or the other transactions contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

    Section 3.14  Intellectual Property. Except as set forth in Section 3.14 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company (as specifically identified on Schedule 3.14(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth  on Schedule 3.14(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.14(b), except as noted on Schedule 3.14(b). The Company owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens“), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.14(a) or Section 3.14(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by the Company (collectively, the “Company Intellectual Property Rights“).Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.14(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of services by the Company does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) except as set forth in Section 3.14 of the Company Schedule of Exceptions, the Company has not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property“ means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “patents” means United States and non-U.S.  patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations- in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

    Section 3.15  Contracts. (a) Except for this Agreement or set forth in Section 3.15 of the Company Schedule of Exceptions, as of the date of this Agreement, the Company; (i) containing covenants binding upon the Company that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or any Company Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $10,000 calculated based on the revenues of income of the Company or income or revenues related to any product of the Company or any Company Affiliate (other than broker dealer, investment advisor and insurance agreements), or (iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 3.15 or Section 3.15 of the Company Schedule of Exceptions is referred to herein as a “Company Material Contract“.

    (b) Each of the Company Material Contracts is valid and binding on the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement and thereafter prior to Closing (the “Parent Schedule of Exceptions“), it being understood that a disclosure in any section of the Parent Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Parent Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Parent Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Parent Schedule of Exceptions will be delivered to the Company prior to the Closing:

    Section 4.1  Organization.  Each of Parent, and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent, and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect“ means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Parent or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby.

    Section 4.2  Certificate of Incorporation and Bylaws. Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent as in effect on the date hereof. The Certificates of Incorporation and the Bylaws of Parent are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub. The Parent is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

    Section 4.3  Capitalization.  (a) The authorized capital stock of Parent consists of Ninety Nine Million (99,000,000) shares of Parent Common Stock, and (ii) One Million (1,000,000) shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock“)].

    (b) As of the date of this Agreement: (i) Five Million Seven Hundred Fifty Thousand (5,750,000) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights.

    (c) As of the date of this Agreement: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”);
(ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

    (d) The Parent has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    (e) There are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Parent, is a party or by which the Parent is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent.

    Section 4.4  Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole stockholder of Merger Sub has approved this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Florida of the Certificate of Merger as required by the FBCA). Neither the approval or adoption of this Agreement, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

    Section 4.5  No Conflict; Required Filings and Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate their respective Certificate of Incorporation or Bylaws.

    Section 4.6  Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations (“Parent Proceedings“) pending or, to the knowledge of Parent, threatened against Parent, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

    Section 4.7  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or for which the Parent may be financially liable.

    Section 4.8  Operations  of  Merger  Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and non-assessable. Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

ARTICLE 5
COVENANTS OF THE PARTIES

    Section 5.1  Further Action; Efforts.  (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger.

    (b) In furtherance and not in limitation of the covenants of the parties herein if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any U.S. or foreign Governmental Body or any private party challenging any of the  transactions  contemplated hereby or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

    (c) Subject to the limitations set forth herein, in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, or any such transaction or the satisfaction of any condition, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

    Section 5.2  Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that the Company or Parent may include disclosures relating to the transactions contemplated hereby in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party.

    Section 5.3  Transfer Taxes. Except as otherwise provided in Section 2.2(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes“) incurred in connection with the Merger shall be paid by the Parent, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

ARTICLE 6
CONDITIONS OF MERGER

    Section 6.1  Conditions  to  Obligation  of  Each  Party  to  Effect  the  Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (d) this Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote;

    (e) no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body which prohibits, restrains or enjoins the consummation of the Merger; and

    Section 6.2  Conditions to Obligations of Parent and  Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (f) the representations and warranties of Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation  or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Company Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

    Section 6.3  Conditions  to  Obligations  of  the  Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

    (g) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”)   as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Parent Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

    Section 7.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Company:

    (h)  by mutual written consent of Parent, Merger Sub and the Company;

    (i) by Parent or the Company if any court of competent jurisdiction or other Governmental Body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

    (j) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement;

    (k) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement;

    Section 7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.

    Section 7.3  Fees and Expenses.  Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

    Section 7.4  Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 7.5  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no extension or waiver may be made which by Law requires the further approval of the stockholders of the Company without such further approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 8
GENERAL PROVISIONS

    Section 8.1  Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time.

    Section 8.2  Certain Definitions. For purposes of this Agreement, the term:

    (l) “Business Day“ means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.
    (m)  "Code"  means  the  United  States  Internal  Revenue  Code  of  1986,  as amended.

    (n) “Contract” means any contract, lease, evidence of indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

    (o) “Control“ (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

    (p)  “Exchange  Act”  means  the  Securities  and  Exchange  Act  of  1934,  as amended.

    (q) “GAAP“ means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB“) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB“) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

    (r) “Governmental  Body” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction  of  any  nature,  (ii) federal,  state,  local,  municipal,  foreign  or  other  government, (iii) governmental or quasi-governmental or regulatory authority of any nature (including any stock exchange, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

    (s) “Knowledge” means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

    (t) “Person“ means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

    (u)  “Securities Act” means the Securities Act of 1933, as amended.

    (v)  “Tax“ or “Taxes“ means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

    (w)   “Tax Returns“ means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    Section 8.3  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

    Section 8.4  Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions and the Parent Schedule of Exceptions, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

    Section 8.5  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of Certificates.

    Section 8.6  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Nevada corporate law.

    Section 8.7  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.8  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 8.9  Jurisdiction.  Each of the Parties:  (i) consents to submit itself to the personal jurisdiction of the state and federal courts in New York county in the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 8.2 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in New York county in the State of New York.

    Section 8.11 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will shall” be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include the Company Schedule of Exceptions. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

    Section 8.12  Waiver of Jury Trial.  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPINEZ CORP

By:  /s/ Steve Gorlin
Name:  Steve Gorlin
Title: Chief Executive Officer

SPINEZ ACQUISITION  CORP

By:  /s/ Steve Gorlin
Name: Steve Gorlin
Title: Chief Executive Officer

DEBRIDE , INC.

By:
Name:  Jarrett Gorlin
Title: Chief Executive Officer

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPINEZ CORP
By:
Name: Steve Gorlin
Title: Chief Executive Officer

SPINEZ ACQUI SITION CORP

By:
Name: Steve Gorlin
Title: Chief Executive Officer

DEBRIDE, INC.

By: /s/ Jarrett Gorlin
Name: Jarrett Gorlin
Title: Chief Execuive Officer

Schedule A

Last	First	Shares in Spinez
Morgan Stanley Smith Barney custodian for Nicole Haufe Roth IRA		1,064,669
Haufe	Nicole	435,547
The Jarrett S. & Rebecca L. Gorlin Family Limited Partnership		1,161,457
Gorlin	Steve	754,947
Kullmann	Patrick	193,576
Morgan Stanley Smith Barney custodian for Patrick Kullmann Roth IRA		193,576
Larry W. Papasan Living Trust		387,152
Farrahar	Charles	387,152
Moon	Dennis	387,152
Hennies	Lou	193,576
Hills	Thomas E.	193,576
Hackel	Joshua G.	193,576
Betz	Randall R.	193,576
Andrews, M.D.	James	193,576
Oak Haven Partners		145,182
Marr	Paul	52,226
Johnson	Ashley	58,073
Bell	Martin	96,788
Pelts	Steve	116,146
Egan	Kevin	58,073
Chawkin	Sam	48,394
Porter	Doug	48,394
Immel	Mike	193,576
		6,750,000